As filed with the Securities and Exchange Commission on May 2, 2012
Registration No. 333-18331

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________

Tupperware Brands Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4062333
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

14901 South Orange Blossom Trail Orlando, Florida	32837
(Address of Principal Executive Offices)	(Zip Code)

Tupperware Corporation Retirement Savings Plan
(Full title of the plans)

Thomas M. Roehlk, Esq. Executive Vice President, Chief Legal Officer and Secretary Tupperware Brands Corporation 14901 South Orange Blossom Trail Orlando, Florida 32837 (407) 826-5050
(Name, Address and Telephone Number, Including Area Code of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒    Accelerated filer ☐ Non-accelerated filer ☐    Smaller reporting company ☐
No additional securities are being registered. Registration fees were paid with the original filing of Registration Statement No. 333-18331 on December 20, 1996. No additional registration fees are required.

TERMINATION OF REGISTRATION
This Post-Effective Amendment, filed by Tupperware Brands Corporation, a Delaware corporation (the “Company”), deregisters all shares of the Company's common stock, par value $0.01 per share (“Common Stock”), that had been registered for issuance under the Tupperware Corporation Retirement Savings Plan (the “Plan”) on the Company's Registration Statement on Form S-8 (File No. 333-18331) (the “Registration Statement”) that remain unsold upon the termination of the sale of shares covered by the Registration Statement.
As a result of recent changes to the Plan, the Plan no longer includes a stock fund holding shares of the Company's Common Stock. Therefore, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company's Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement that remained unsold effective as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, as of May 2, 2012.

TUPPERWARE BRANDS CORPORATION

By:    /s/ Thomas M. Roehlk
Name:    Thomas M. Roehlk

Title:	Executive Vice President, Chief Legal Officer and Secretary